PENN PHARMACEUTICALS LIMITED

                                       and

                               CELGENE CORPORATION

                         ------------------------------

                             MANUFACTURING AGREEMENT

                         ------------------------------












                               Rubin Lewis O'Brien
                                  14 The Strand
                                     Cwmbran
                                      Gwent
                                 United Kingdom
                                    NP44 1PA

                              Tel: (44 1633) 869191
                              Fax: (44 1633) 485612

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                                      INDEX

CLAUSE

1     Interpretation

2     Establishment by Penn of Facility for manufacture of the Products

3     Manufacture and supply of the Products

4     Conditions of sale

5     Specification of the Products

6     Manufacture, packaging and delivery of the Products

7     Price of the Products

8     Force Majeure

9     Duration and termination

10    Option

11    Assistance by Penn to Celgene

12    Confidentiality

13    Notices and service

14    Miscellaneous

15    Performance

16    Information

17    Disputes

18    Governing Law

SCHEDULE 1        The Products

SCHEDULE 2        Specification of the Products


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SCHEDULE 3        Criteria for the establishment of the Facility

SCHEDULE 4        Start up and other fixed costs payable by Celgene

SCHEDULE 5        Plan of the Facility

SCHEDULE 6        Minimum Order Volume (By Quarter)


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                             MANUFACTURING AGREEMENT

THIS AGREEMENT is made the                      1995

BETWEEN:

1 PENN PHARMACEUTICALS LIMITED a company validly existing and incorporated in England and Wales under number 1331447, whose registered office is at Units 23/24 Tafarnaubach Industrial Estate Tredegar Gwent NP2 3AA ("Penn")

2 CELGENE CORPORATION a corporation validly existing and organised under the laws of the state of Delaware USA whose registered office is at 7 Powder Horn Drive PO Box 4914 Warren, New Jersey 07059 USA ("Celgene")

RECITALS

(A) Penn carries on the business of manufacturing and selling certain pharmaceutical products and services.

(B) Celgene wishes Penn to manufacture and supply to Celgene the Products (as hereinafter defined) and Penn is willing to manufacture and supply the same on the terms and subject to the conditions of this Agreement.

OPERATIVE PROVISIONS

IT IS HEREBY AGREED as follows:

1     Interpretation

      1.1   In this Agreement, unless the context otherwise requires:

            "the Facility"   means the external stand alone facility established
                             by Penn at the Premises for the purpose of the manufacture of the Products

            "Force Majeure"  means in relation to either party, any
                             circumstances beyond the reasonable control of that party

            "Information"    means all written and verbal information relating
                             to the Products and Specifications, including but not

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                             limited to know-how, technical and non-technical
                             materials, processes, developmental data, validation data and batch records

            "the Premises"   means Penn's premises at Units 23/24 Tafarnaubach
                             Industrial Estate Tredegar Gwent or such other premises as the parties may from time to time agree in writing

            "Products"       means the finished thalidomide capsules set out in
                             Schedule 1 which conform to the Specification and any other products which the parties hereto may from time to time agree in writing that Penn will manufacture and supply to Celgene on the terms and conditions of this Agreement

            "Specification"  means the technical specifications of the Products set out in Schedule 2 and those notified by Celgene to Penn for the purposes of FDA approval of the Products or any other specification of the Products agreed in writing between Penn and Celgene from time to time

      1.2 Any reference in this Agreement to 'writing', or cognate expressions, includes a reference to any communication effected by facsimile transmission or any comparable means subject to the provisions of clause 13.3

      1.3 Any reference in this Agreement to a clause or Schedule is to a clause of or Schedule to this Agreement and any reference to a paragraph is to a paragraph of the Schedule in which such reference appears

      1.4 The headings in this Agreement are for convenience only and shall not affect its interpretation

2     Establishment by Penn of Facility for manufacture of the Products

      2.1 Penn shall establish and maintain a manufacturing facility at the Premises for the manufacture of the Products (the Facility) in accordance with both the external manufacturing unit plan shown in
            Schedule 5 approved by Celgene prior to the execution of this Agreement, and the provisions of Schedule 3 with a view to Penn being able to supply Celgene with Products within 6 months of the date of execution of this document

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      2.2   In consideration of the acceptance by Penn of the obligations set out in clause 2.1, Celgene agrees to pay to Penn the amounts (and the details of which are) set out in Schedule 4 on the dates or at the times stated therein and otherwise in accordance with the provisions thereof

3     Manufacture and supply of the Products

      3.1 During the continuance of this Agreement Penn shall manufacture and sell to Celgene, and Celgene shall purchase from Penn such quantities of the Products as may be ordered by Celgene from time to time under clause 3.2, subject to the terms and conditions of this Agreement

      3.2 Any order for products shall be received by Penn at least 60 days before the required date for despatch of such Products and shall be for the minimum quantities of the Products set out in Schedule 1

      3.3 Orders for the Products shall be given by Celgene to Penn in writing or, if given orally, shall be confirmed by Celgene in writing not more than 3 days thereafter

      3.4   Celgene shall give reasonable notice to Penn in writing of:

            3.4.1 its estimated orders of the Products for each quarter during the continuance of this Agreement; and

            3.4.2 any revisions to those estimates, forthwith after they are made.

      3.5 Provided that Celgene shall order not less than the minimum order volume of the Products set out in Schedule 6 in each year of this Agreement, the Facility shall be used by Penn exclusively for the manufacture and supply of the Products to Celgene.

      3.6 In the event that Celgene does not order the quantity of Products referred to in clause 3.5, Penn shall be entitled to use Facility for other purposes including (for the avoidance of doubt) the manufacture and sale of any pharmaceutical product (other than thalidomide and its derivatives and analogues) for any customer of Penn, provided always that:

            3.6.1 such manufacture does not in any way compromise or prejudice any regulatory approval necessary for the manufacture and supply of the Products to Celgene or conformity with any protocols relative thereto or the integrity of any of the Products;

            3.6.2 Penn shall at all times give priority to the supply of the
                  Products to Celgene;

            3.6.3 any such use shall be subject to the prior written approval of
                  Celgene;


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            3.6.4 Celgene shall not be liable for the lease/rental costs referred to in paragraph 2 of Schedule 4 during such time as the Facility is not being used exclusively for the manufacture of the Products for the supply to Celgene in the event and only to the extent that Penn is able to recover such costs from a third party;

            3.6.5 Penn shall be obligated to use its reasonable endeavours to receive and recover the maximum possible mount from any third party under any such arrangement;

            3.6.6 if Penn (or any of its affiliates) itself uses the Facility for such other purposes, Celgene shall not be liable for the lease/rental costs referred to in paragraph 2 of Schedule 4 during such time as the Facility is not being used exclusively for the manufacture of the Products for supply to Celgene to the extent of expenses which shall be allocated hereunder to Penn for such use of the Facility at the same rate as Penn charges to Celgene hereunder, pro rated as appropriate to reflect the extent of the use of the Facility by Penn or its affiliate;

            3.6.7 if the Facility or any part thereof is altered or reconfigured in any way in order to facilitate the use of the Facility for such purposes, (a) Celgene shall not be liable for any cost of expense incurred in connection with any such alteration or reconfiguration, (b) Penn (or the applicable third party) shall bear any such cost and expense as well as any cost or expense which may be required thereafter in order to return the Facility or such part thereof to its prior state for the manufacture of the Products for supply to Celgene, and (c) neither such alteration or reconfiguration nor any action which may be required to return the Facility or such part thereof to its prior state shall delay the delivery of Products for supply to Celgene as contemplated by this Agreement; and

            3.6.8 Penn shall bear any costs associated with any equipment,
                  Facility or personnel validation or re-validation required to enable Penn to recommence the manufacture of Products for supply to Celgene in compliance with the United States Food and Drug Administration ("FDA") current Good Manufacturing Practices (cGMPs) following the use of the Facility by Penn for such other purposes.

      3.7 Penn warrants to Celgene that Penn is duly authorised and holds the necessary manufacturing, product and other licenses to manufacture the Products and supply the same to Celgene and is otherwise able to perform the obligations on its part contained in this Agreement

      3.8 Penn warrants to Celgene that the Products will be manufactured, stored and shipped in compliance with all requirements of the FDA, including, without limitation, the

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            cGMP regulations and shall be manufactured, stored and shipped in compliance with all applicable US laws and requirements

4     Conditions of sale

      4.1 All sales of the Products pursuant to this Agreement shall be subject to the standard terms and conditions of sale of Penn (a copy of Penn's existing terms and conditions having been supplied by Penn to Celgene prior to the execution of this Agreement), except to the extent that:

            4.1.1 any provision of such terms and conditions is inconsistent with any provision of this Agreement, in which event the latter shall prevail; or

            4.1.2 Penn and Celgene agree in writing to vary those terms and conditions of sale

      4.2 In order to protect Penn's existing market for the sale of the Products or similar products to its other customers, Celgene shall not knowingly resell or knowingly permit the resale of any of the products supplied by Penn under this Agreement within the United Kingdom

5     Specification of the Products

      5.1 All Products sold by Penn to Celgene pursuant to this Agreement shall conform in all respects to the Specification and, subject to the provisions of clauses 6.6 and 6.7, Celgene shall be entitled to reject any of the Products which are not in accordance with the Specification

      5.2 Penn shall consult with Celgene from time to time during the continuance of this Agreement in order to ensure that the Specification of the Products to be sold by Penn to Celgene is acceptable to both parties, but Penn shall not be obliged to agree to any change to the Specification requested by Celgene except where such a change is required by a legally authorised regulatory body for the purposes of filing and/or maintaining a regulatory submission or product licence

6     Manufacture, packaging and delivery of the Products

      6.1 Celgene shall in a timely fashion supply or procure the supply of all active material on a free-issue basis to enable Penn to perform its obligations under this Agreement and Penn shall have no liability to Celgene for any delay or failure in the manufacture by Penn of the Products resulting directly from Celgene's failure so to do

      6.2 Without prejudice to the provisions of clause 6.1, Penn shall use its best endeavors to manufacture (exclusively for Celgene) and maintain (exclusively for Celgene) sufficient stocks of the Products to fulfil its obligations under this Agreement

      6.3 Penn shall, at the request and cost of Celgene, pack the Products in such manner as Celgene requires for delivery and transportation of the Products to Celgene

      6.4 Penn shall use its best endeavours to deliver each of Celgene's orders for the Products on the date specified in the order, provided that if, despite those endeavours, Penn is unable for any reason to fulfil any delivery of the Products on the specified date, Penn shall not be deemed to be in breach of this Agreement or have any liability to Celgene unless and until Celgene has given written notice to Penn requiring the delivery to be made within a specified time period and Penn has not fulfilled the delivery within that period

      6.5 Delivery of the Products shall take place at the Premises but Penn shall at Celgene's request arrange for suitable transport to Celgene's premises or such other premises as Celgene may notify to Penn from time to time and arrange insurance therefor, in which case the costs of such transport and insurance shall be borne by Celgene

      6.6 Celgene shall, within 45 days of Celgene's receipt of each shipment of the Products, notify Penn in writing of any defect by reason of which Celgene alleges that the Products delivered are not in accordance with the Specification and which should be apparent on reasonable inspection

      6.7 If Celgene fails to give such a notice under clause 6.6 then, except in respect of any defect which is not apparent on reasonable inspection, the Products shall be conclusively presumed to be in all respects in accordance with the Specification, and accordingly Celgene shall be deemed to have accepted the delivery of the Products in question and Penn shall have no liability to Celgene with respect to that delivery, except in respect of any defect which was not apparent on reasonable inspection

      6.8 If Celgene rejects any delivery of the Products which are not in accordance with the Specification, it shall be entitled to elect, at its sole discretion, either that Penn supply replacement Products which conform to the Specification (in which case Celgene shall be obligated to provide Penn with sufficient active material to enable Penn to manufacture such replacement Products and Penn shall be obligated to supply Celgene with such replacement Products which so conform within 21 days of Penn's receipt of such active material) or that Penn credit Celgene accordingly with the amount charged to Celgene for such Products hereunder and in either case (subject to compliance by Penn with all of its obligations under this Agreement) Penn shall have no further liability to Celgene in respect thereof

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      6.9   Risk in and responsibility for each shipment of the Products shall pass to Celgene once they are loaded onto transport at the Premises and signed for by the authorised carrier

      6.10 Celgene hereby agrees to indemnify and keep indemnified Penn from and against all claims, demands, costs, losses, expenses or liabilities whatsoever suffered or incurred by Penn arising from or in relation to the manufacture by Penn of the Products or the use or consumption of any of the Products by any person or otherwise in relation to the Products or the stability data or protocols relative thereto or arising out of the performance by Penn of this Agreement in whole or in part save to the extent that the same is caused by or otherwise due to the failure of Penn to ensure that the Products meet with the Specification, or the failure of Penn to ensure that the manufacture of the Products was in compliance with the regulations and requirements of FDA or cGMPs, or the fraud, wilful misconduct or negligence of Penn in the manufacture of the Products for Celgene

      6.11 For the purposes of clause 6.10, Penn shall promptly notify Celgene in writing of any claim or matter arising in respect of which Penn shall or may seek indemnification from Celgene and shall co-operate fully with Celgene in respect thereof and shall not agree or compromise liability without Celgene's prior consent which shall not be unreasonably withheld or refused. Notwithstanding the foregoing, Celgene shall not be liable for fees or any amounts payable upon settlement of any claim or action effected without such prior written consent from Celgene (not to be unreasonably withheld or refused)

7     Price of the Products

      7.1 Subject to the following provisions of this clause and assuming the free issue by Celgene to Penn of all active material in the manufacture of the Products, the price for each of the Products shall be US $96.00 per 1,000 capsules of the Product payable in pounds sterling at the current exchange rate prevailing on the date hereof; provided that if such exchange rate changes (upwards or downwards) by more than 5% from the rate prevailing at any time, such price shall be accordingly adjusted (upwards or downwards) on a pro rata basis on each such occasion

      7.2 If, as a result of either a lack of instructions from Celgene or a late change of instructions by Celgene, Penn reasonably believes that it would be required to incur additional costs or expenses in order for it to comply with the terms of this Agreement, it promptly shall notify Celgene of its need for such instruction, if applicable, and its good faith estimate of the amount of such additional cost or expense. Upon receipt of such notice, Celgene promptly shall notify Penn that Celgene elects, at its sole discretion, to accept such cost or expense or, alternatively, to provide the requisite instructions or rescind its late change in instructions, as the case may be. Celgene shall not be liable for any additional cost or expense which it

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            has not approved in advance. Penn shall not be liable for any cost or expense it incurs as a result of Celgene not having provided it with proper instructions hereunder, provided that Penn shall have properly notified Celgene of its need for such instructions and provided Celgene with a reasonable estimate of such cost and expense pursuant to the terms hereof

      7.3   The price for the Products shall be exclusive of:

            7.3.1 any costs of packaging, carriage and insurance of the
                  Products; and

            7.3.2 any value added tax or other applicable sales tax or duty for which Celgene shall be liable to pay to Penn or for which Celgene shall be liable to re-imburse Penn within 30 days from the date of notification by Penn to Celgene of the extent of the charges

      7.4 Penn shall invoice Celgene monthly in respect of all deliveries of the Products made under this Agreement during the previous month, and Celgene shall pay the sums shown to be due in cleared funds to the bank nominated by Penn within 30 days from the date on which each invoice is submitted by Penn

      7.5 If either party fails to pay on the due date any amount which is due to the other under this Agreement then, without prejudice to its other rights hereunder:

            7.5.1 amounts due by Celgene to Penn shall bear interest from such due date until payment is made in full, both before and after any judgment, at the lesser of (a) three percent (3%) per annum over Lloyds Bank plc lending rate from time to time and
                  (b) the rate then being charged to Penn under its primary credit facility (with evidence of such rate satisfactory to Celgene to be delivered by Penn);

            7.5.2 amounts due by Penn to Celgene shall bear interest from such due date until payment is made in full, both before and after any judgment, at the lesser of (a) three percent (3%) per annum over Lloyds Bank plc lending rate from time to time and
                  (b) the rate then being charged to Celgene under its primary credit facility (with evidence of such rate satisfactory to Penn to be delivered by Celgene);

            7.5.3 notwithstanding the provisions of clauses 7.5.1 and 7.5.2, if any amount which is due to the other under this Agreement is disputed by a party, it shall promptly notify the other of the amount and basis of the dispute and the obligation of the disputing party to pay interest pursuant to clause 7.5.1 or 7.5.2, as the case may be, shall be suspended until such dispute is resolved; provided that in the event the disputing party prevails in such dispute it shall not have any obligation to pay any interest under clause 7.5.1 or 7.5.2, as the


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                  case may be; and provided further that, in the event the
                  non-disputing party prevails in such dispute, the obligations of the disputing party to pay interest under clause 7.5.1 or 7.5.2, as the case may be, shall be reinstated and such interest payment shall include all interest which would have accrued during the period when such obligation had been suspended pursuant to this clause 7.5.3; and

            7.5.4 in the event Celgene fails to pay on the due date an amount in excess of $10,000 which is due to Penn under this Agreement and Celgene does not notify Penn that such amount is being disputed pursuant to clause 7.5.3, then Penn shall be entitled to suspend deliveries of the Products until such outstanding amount has been delivered by Celgene to Penn

8     Force Majeure

      8.1 If either party is affected by Force Majeure, it shall promptly notify the other party of the nature and extent of the circumstances in question

      8.2 Notwithstanding any other provision of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or the non-performance of any of its obligations under this Agreement, to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party, and the time for performance of that obligation shall be extended accordingly. Any delay or non-performance shall, however, be corrected as soon as reasonably practicable

9     Duration and termination

      9.1 This Agreement shall come into force on the date stated at the beginning of this Agreement and, subject to the following provisions of this clause, shall continue in force for a period of three (3) years and thereafter unless or until terminated by either party giving to the other party at any time not less than six (6) months' written notice to expire on or at any time after the end of the initial three year period

      9.2 Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

            9.2.1 that other party commits any continuing or material breach of any of the provisions of this Agreement including, without limitation, the failure by Penn promptly to correct its non-performance as described in clauses 15.1 to 15.4 (inclusive) and, in the case of such a breach which is capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;


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

            9.2.2 an encumbrancer takes possession of or a receiver is appointed over any of the property or assets of that other party;

            9.2.3 that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

            9.2.4 that other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from the reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this Agreement); or

            9.2.5 that other party ceases, or threatens to cease, to carry on business

      9.3 Prior to the termination of the initial three-year term, Celgene shall be entitled to terminate this Agreement at any time by providing Penn with no less than three months' notice in the event Celgene shall determine to eliminate, curtail or otherwise suspend its immunotherapeutics development programme; provided that Celgene shall be obligated to make any payments to Penn pursuant to this Agreement through the date specified by Celgene in such notice and to bear any out-of-pocket costs and expenses actually incurred by Penn hereunder prior to the date of such notice to the extent such costs made to purchase the equipment listed on Schedule 4 or related to the installation of such equipment or the preparation of the Premises for the fulfillment of Penn's obligations hereunder are proved by Penn through the submission of properly dated invoices and agreements and to the further extent such costs and expenses cannot be avoided by Penn through the cancellation of orders, the termination of agreements or any similar means

      9.4 For the purpose of clause 9.2.1, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that the time of performance is not of the essence)

      9.5 Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision

      9.6 The rights to terminate this Agreement given by this clause shall not prejudice any other right or remedy of either party in respect of the breach concerned (if any) or any other breach

      9.7 Upon the termination of this Agreement for any reason, subject as otherwise provided in this Agreement and to any rights or obligations which have accrued prior


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

            to termination, neither party shall have any further obligation to the other under this Agreement, save that clauses 6.10, 6.11, 10, 12, 13 and 16 shall survive termination

10    Option

      10.1 In consideration of the acceptance by Celgene of its obligations under this Agreement, in the event of termination of this Agreement pursuant to clauses 9.1 or 9.3 Penn hereby grants to Celgene an option ("the Option") to purchase from Penn the machinery and equipment used by Penn exclusively in the performance of its obligations under this Agreement ("the Equipment") which shall include (for the avoidance of doubt) the Alexanderwerke Roller Compactor, the TK Fielder Blender and the Zanasi Capsule Filler) together with the manufacturing technology, knowhow, validations records and other documentation relating exclusively to the manufacture of the Products on the terms set out in the following provisions of this clause 10

      10.2 The price to be paid for the Equipment shall be the cost to Penn of acquisition of the same less depreciation at the rate of ten percent (10%) per annum (on a straight line basis) for each completed year of the life of this Agreement and the sum of (pound)1 for the other assets referred to in clause 10.1

      10.3 The Option shall be exercisable at any time within three months of such termination of this Agreement by written notice to Penn

      10.4 Completion of the purchase of the Equipment pursuant to the exercise by Celgene of the Option shall take place at the Premises (by mutual arrangement and on reasonable notice) within 30 days of the date on which the notice of exercise is served whereupon:

            10.4.1 Celgene shall at its own expense arrange for the removal of the Equipment from the Property without causing damage to the Property;

            10.4.2 Celgene shall pay to Penn in cleared funds to the Bank nominated by Penn the price referred to in clause 10.2 against Penn's invoice for the same;

            10.4.3 Penn shall deliver to Celgene all books, records, manuals and knowhow relative to the manufacture by Penn of the Products for Celgene as shall be in written form and, in the case of information and data relative thereto as is stored electronically, on 'floppy' disk

            10.4.4 Penn shall allow Celgene reasonable access to its staff to enable Celgene or its duly authorised representatives or agents to re-install and re-commission the equipment described in 10.1 at an alternative manufacturing site. Penn will invoice Celgene according to its prevailing billing practices for any employee time utilised by Celgene

11    Assistance by Penn to Celgene

      During the continuation of this Agreement, Penn hereby agrees to offer reasonable assistance to Celgene upon request in connection with the establishment by Celgene of a facility or facilities similar to the Facility outside the United Kingdom and Europe for the purposes of the manufacture of the Products and in such event shall make available to Celgene the manufacturing technology known to Penn which might reasonably be required by Celgene in connection with the same

12    Confidentiality

      The terms of and all matters contemplated by this Agreement, all Information (as defined in clause 1), and all information disclosed by each party to the other in the performance of this Agreement and designated by a party to the other as confidential (including, without limitation, all information disclosed by each party to the other as "CONFIDENTIAL" pursuant to the terms of the Confidential Disclosure Agreement, dated as of 10 August 1993) are confidential as between the parties hereto and neither party, shall (save as may be required by law or pursuant to legal or judicial process) make or permit the making of any announcement or disclosure of or in relation to the same; provided that nothing in this clause shall prohibit or restrict the exercise of any rights of either party hereunder or the right of Celgene to disclose to the FDA or in its regulatory filings of the identity of Penn and the existence of this Agreement; and provided further that it is understood that the foregoing confidentiality obligation shall not apply to information disclosed by either party to the other when:

            (a) use, publication, or disclosure of the information is permitted under terms of a written contract (following the date hereof) between the parties;

            (b) the information was known or used by the receiving party prior to the disclosure by the other party, as evidenced by written or printed documents;

            (c) the information was known to the public or generally available to the public prior to the date it was received by the receiving party;

            (d) the information became known to the public or generally available to the public subsequent to the date it was received without the receiving party being responsible for such public availability; or

            (e) the information is lawfully disclosed to the receiving party by a third party not deriving the same from the disclosing party


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

      Exceptions (d) and (e) above shall apply only from and after the date such information shall become known or generally available to the public or shall be received from said party, respectively

13    Notices and service

      13.1 Any notice or other communication required or authorised by this Agreement to be given by either party to the other may be given by hand or sent (by overnight courier or facsimile transmission or comparable means of transmission) to the other party at the address referred to in clause 13.4

      13.2 Any notice or other communication given by overnight courier under clause 13.1 which is not returned to the sender as undelivered shall be deemed to have been given on the second day after the notice or other communication was delivered

      13.3 Any notice or other communication sent by facsimile transmission or comparable means of transmission shall be deemed to have been duly given on the date of transmission, provided that a confirming hard copy thereof is sent by DHL or Federal Express or equivalent courier to the other party at the address referred to in clause 13.4 within 24 hours after transmission or (if later) by the end of the following business day

      13.4 Service of any legal proceedings concerning or arising out of this Agreement shall be effected by causing the same to be delivered to the company secretary of the party to be served at its registered office, or to such other address as may be notified by the party concerned in writing from time to time

14    Miscellaneous

      14.1 Penn shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any other company which at the relevant time is its holding company or subsidiary (as defined by section 736 of the Companies Act 1983) or the subsidiary of any such company shall for the purposes of this Agreement be deemed to be the act or omission of Penn

      14.2 Celgene shall be entitled to perform any of the obligations undertaken by it and to exercise any of the rights granted to it under this Agreement through any other company which at the relevant time is its holding company or subsidiary or the subsidiary of any such holding company, and any act or omission of any such company shall for the purposes of this Agreement be deemed to be the act or omission of Celgene

      14.3 Penn shall be entitled to assign the benefit of (subject to the assumption of all its obligations under) this Agreement to any other company which is under the control

            (directly or indirectly) of the persons who at the date of this Agreement have control of Penn

      14.4 Without the consent of Penn, Celgene shall be entitled to assign the benefit of (subject to the assumption of all its obligations under) this Agreement to any other company which succeeds to the business of Celgene's immunotherapeutics programme whether through merger, consolidation or acquisition

      14.5 Subject to the provisions of clauses 14.1 to 14.4 (inclusive) this Agreement is personal to the parties, and neither of them may, without the written consent of the other, assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights hereunder, or sub-contract or otherwise delegate any of its obligations under this Agreement

      14.6 Nothing in this Agreement shall create, or be deemed to create, a partnership between the parties

      14.7 This Agreement, which supersedes the confidentiality agreement signed between Penn and Celgene dated 10 August 1993, contains the entire agreement between the parties with respect to its subject matter, supersedes all previous agreements and understandings between the parties, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties

      14.8 Each of the parties hereto warrants to the other that it is duly authorised to enter into this Agreement, that this Agreement constitutes legally binding obligations enforceable upon it and that it is not subject to any restriction which may prohibit or restrict the due performance of the obligations accepted by it hereunder

      14.9 If any provision of this Agreement is held to be invalid, illegal or unenforceable, the balance of this Agreement nevertheless shall remain in effect, and if any provision is held to be inapplicable to any person or circumstance, it nevertheless shall remain applicable to all other persons and circumstances

15    Performance

      15.1 Should Penn fail to pass an FDA Pre-Approval Inspection due to Penn's negligence, incompetence, fraud or wilful misconduct, and, should such failure materially affect the approval of an NDA submission made by Celgene, Penn will reimburse to Celgene the payments made to Penn pursuant to clause 2.2 and Schedule 4

      15.2 Should Penn fail to pass a subsequent FDA Inspection due to Penn's negligence, incompetence, fraud or wilful misconduct, and, should such failure lead to Product seizure or recall or material loss to Celgene, Penn will reimburse to Celgene all payments made to Penn in respect of the Products recalled or seized and will reimburse Celgene for any further costs incurred by it

      15.3 Should the Facility be unavailable for manufacture of the Products in compliance with FDA cGMPs, otherwise than by reason of any act matter or thing beyond Penn's control, Celgene will not be required to make the lease payments referred to in Schedule 4 of the Facility for any such period of unavailability

      15.4 Penn covenants to Celgene that, throughout the term of this Agreement, it shall remain duly authorised and hold the necessary manufacturing, product and other licences to manufacture the Products and supply the same to Celgene and it will be otherwise able to perform the obligations on its part contained in this Agreement throughout the terms of this agreement

16    Information

      16.1  Information gained by Penn and Celgene:

            (i)   in the development of Products,

            (ii) the development, scale-up and commission of processes for manufacture of Products, and

            (iii) associated regulatory documents necessary for establishing the compliance with FDA cGMPs in the manufacture of Products,

            shall be the exclusive property of Celgene

      16.2 Information gained by Penn or Celgene through or by reason of the implementation of this Agreement not specifically relating to:

            (i)   the development of the Products,

            (ii) the development, scale-up and commission of processes for manufacture of the Products, and

            (iii) associated regulatory documents necessary for establishing the compliance with FDA cGMPs in the manufacture of the Products,

            shall be owned jointly by Penn and Celgene. Any jointly owned Information may be used by Celgene in the execution of its chiral and immunotherapeutics business without payment of a royalty to Penn. Any jointly owned Information may be used by Penn in the execution of its drug product manufacturing business, except for the manufacture of thalidomide and its derivatives and analogues, without payment of a royalty to Celgene. For the avoidance of doubt, the ownership of any information relating to the business of Penn and the manufacture and sale in the United Kingdom by Penn of thalidomide and its derivatives and analogues which Penn possesses as of the date hereof and which was not gained by Penn by reason of this Agreement, Penn's relationship with Celgene, or the contemplated relationship of the parties shall be retained by Penn and may be used by Penn without payment of a royalty to Celgene

      16.3 Penn acknowledges Celgene's exclusive, right, title and interest in and to any and all patents which at any time may have been issued to Celgene in or relating to Products, or in any other products, and agrees that it shall not do, or cause to be done, any acts contesting, impairing, or tending to impair any position of such right, title and interest. Penn further acknowledges that nothing in this Agreement shall be construed as granting a proprietary interest to Penn in any of Celgene's patents, and that it will not in any manner represent that it possesses any ownership interest in same, or take any action which might create such interest

17    Disputes

      Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The place of arbitration shall be determined by Celgene in its sole discretion

18    Governing Law

      This Agreement shall be governed by and construed in all respects in accordance with the laws of England and Wales

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

                                  SCHEDULE 1

                                 The Products
                                 ------------

Name of Product            Strength/Dosage         Minimum Order Quantity
---------------            ---------------         ----------------------
Thalidomide Capsule        50 mg                   5 million capsules per annum

                                  SCHEDULE 2

                        Specification of the Products
                        -----------------------------

                                  SCHEDULE 3

                Criteria for the establishment of the Facility
                ----------------------------------------------

1     The Facility
      ------------

      Dedicated work area with controlled access agreed between Penn and Celgene to meet with the requirements of the FDA MCA and the Health & Safety at Work Executive ("HSWE").

2     Staff
      -----

      2.1 Only females who provide a notarised waiver (in a form satisfactory to Penn) confirming their sterility will be permitted to work in or have access to the facility

      2.2   The following staff to be available as necessary at the Facility:

            2 x Quality Assurance
            2 x Technical Engineering
            3 x Production
            1 x Quality Control
            1 x Administration
            1 x Microbiology

            ------------------

            Total:  10 staff

      2.3 Penn to provide such additional human resources as is necessary for the smooth functioning of the Facility and to meet all FDA, MCA and HSWE regulations.

3     Equipment
      ---------

      Such dedicated equipment as is necessary but to include:

      -     Alexanderwerke Roller Compactor
      -     TK Fielder Blender
      -     Zanasi Capsule Filler

               Start Up and other fixed costs payable by Celgene
               -------------------------------------------------

1     Start-up/validation costs                               Amount
      -------------------------                               ------

      (a)   Facilities Planning                  )
            - 'Pace Consultancy'                 )

                                                 )
      (b)   Commissioning Equipment              )
                                                 )

      (c)   Process Development                  )
            (on full Scale Equipment)            )

                                                 )
      (d)   Facilities Commissioning             )
            (Interim and Final Production Units) )

                                                 )
      (e)   Process Validation                   )
                                                 )

      (f)   Document Control System Installation )

                                                              ------------------
                                                              Total US$320,000*
                                                              ------------------

            * The sum of US$320,000 is payable as follows:

              (i) US$80,000 on the first release of Products from final production unit that satisfies the Specification criteria

              (ii) US$80,000 on successful review of final process and documentation of or concerning the Facility

              (iii) US$80,000 on successful completion of a mock FDA
                    Pre-Approval Inspection

              (iv)  US$80,000 on successful completion of an FDA
                    Pre-Approval Inspection

2     Lease/Rental Costs of dedicated Facility                             Amount
      ----------------------------------------                             ------

      (a)   Facilities:     lighting, heating, air coditioning,  )
                            maintenance, etc                     )
                                                                 )

      (b)   Equipment:      depreciation, maintenance, etc       )
                                                                 )

      (c)   Staffing costs                                       )


                                                                           --------------------------
                                                                           Total US$22,400 per month
                                                                           --------------------------

## Monthly payments of US$22,400 to commence in the month during which the first payment of US$80,000 is payable pursuant to paragraph 1(i) above. All payments to be made in UK pounds sterling at the prevailing currency exchange rate.

                                  SCHEDULE 5
                                  ----------

                             Plan of the Facility
                             --------------------

As per LUWA Drawing Number CRT206B/501 A dated 25.10.95 subject to final approval by Celgene.

                                  SCHEDULE 6
                                  ----------

                      Minimum Order Volume (By Quarter)
                      ---------------------------------

To be agreed within 3 months of execution of document.

SIGNED by                             )   Mrs. A. M. Paul
------                                )   The BRADUS
duly authorised to sign               )   GWEHELOE
for and on behalf of                  )   USK
PENN PHARMACEUTICALS LIMITED          )   6 WENT NSP. R.E.
----------------------------          )
in the presence of:                   )
                                      )
                                      )
                                      )
                                      )
                                      )
SIGNED by                             )   /s/ Richard G. Wright
------                                )   ------------------------------------
duly authorised to sign               )   Richard G. Wright, Chairman & CEO
for and on behalf of                  )
CELGENE PHARMACEUTICALS LIMITED       )   /s/ Sol J. Barer
-------------------------------       )   ------------------------------------
in the presence of:                   )   Sol J. Barer, President & COO